Exhibit 99.1

Takung Announces Suspension of New Listings of its Art Products

HONG KONG, CHINA, August 13, 2018 -- Takung Art Co., Ltd. (NYSE American: TKAT), the operator of three online fine art and collectibles platforms, today announced it is suspending new listings of art and other products on its unit trading platform until the end of October 2018. In recent weeks, Takung has experienced market weakness on the unit trading platform including a decrease in trading volume and customer deposits. Customer deposits have historically been a leading indicator of cash available for investments in new offerings.

Management expects Takung will continue to generate revenue from trading commissions from the platform’s existing listings and the company’s e-commerce platform, Takung Online. However, new artwork listings on the unit trading platform have been the key revenue driver for Takung, and the suspension will have a significant negative impact on the company’s revenue and net income in the third quarter, and possibly beyond.

Takung CEO Mr. Di Xiao commented, “The weakness on our trading platform is attributable primarily to the overall bearish investment sentiment in China, which has temporarily affected our traders’ appetite for new art investments. In the next few months, as we go through this challenging period, we will concentrate our efforts on maintaining a healthy and stable secondary trading market for the existing portfolios on the trading platform; at the same time, we are exploring ways to expand the content and reach of our e-commerce platform.”

Mr. Xiao noted that in addition to year-to-date declines of 15.5% and 20.2% in the composite indexes of the Shanghai and Shenzhen Stock Exchanges, respectively, a recent wave of peer-to-peer (P2P) lending platform defaults in China have had a material effect on investor sentiment.

Takung Online, the company’s e-commerce platform, has recently begun to generate revenue in China. Since its soft launch in November last year, the platform has attracted over 13,000 registered users, over 800 up-and-coming artists, and more than 5,000 artworks listings. Further, a market analysis prepared by Takung on the feasibility of launching an e-commerce platform in the United States has shown that a market does exist in the U.S. for the artwork of contemporary Chinese artists who currently sell their pieces through Takung and art dealers in China.

“While we hope this market downturn and temporary loss of listing revenue will be short-lived,” said Mr. Xiao, “we understand the need to prepare and make certain adjustments in order to continue as a strong participant in the Chinese art market longer-term. We have started an internal restructuring process to increase operational efficiencies and cut costs, and we expect to decrease G&A expenses by approximately 10% in the third quarter. At the same time, we believe Takung Online will continue to grow and, hopefully, help to offset some of the revenue lost from the absence of new listings on the unit platform. Lastly, we believe we are fortunate to be in a strong cash position to get through this challenging period.”

About Takung Art Co., Ltd.

Takung Art Co., Ltd. enables China's growing middle class to invest in fine art and collectibles through three proprietary online platforms: Takung Unit, which facilitates trading and shared ownership of Asian and international fine art; Unit+, which facilitates trading and shared ownership of Asian and international collectibles; and Takung Online, an e-commerce platform enabling artists to promote and sell entire pieces of artwork directly to buyers. Takung is headquartered in Hong Kong and operates primarily in Hong Kong through its direct wholly-owned subsidiary Hong Kong Takung Art Company Limited and its two wholly-owned subsidiaries in Shanghai and Tianjin that facilitate service and support to its PRC-based traders on the Company's platform. For more information, please visit the Company's website: http://ir.takungart.com/. The Company routinely posts important information on its website.

Forward-Looking Statements

This press release may contain projections or other forward-looking statements regarding future events or our future financial performance. All statements other than present and historical facts and conditions contained in this release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions which reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and are subject to change at any time. We operate in a very competitive and rapidly changing environment where new risks may emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

Contacts:

Takung Art Co., Ltd.

Mr. Leslie Chow

Phone: +852 31580977

Email: irmail@takungae.com